EXHIBIT 99.1

Heritage-Crystal Clean, Inc. Announces Record Second Quarter 2019 Financial Results

Second Quarter Highlights Include:

  Revenue of $105.0 million, a second quarter record, was 4.7% higher than our second quarter of 2018.

  Environmental Services segment revenue was also a second quarter record at $70.2 million, an increase of 8.9% compared to the second quarter of 2018.

  Environmental Services segment profit before corporate selling, general, and administrative expenses was a 12-week quarter high of $19.0 million, compared to $16.5 million in the second quarter of 2018.

  Net income of $7.1 million during the second quarter was a record high for a 12-week quarter.

  Diluted earnings per share for the second quarter was $0.30 compared to $0.26 in the year-ago quarter.

  EBITDA during the second quarter was $13.6 million.

  Adjusted diluted income per share for the second quarter was $0.35, which represents a record high for a 12-week quarter.

  Adjusted EBITDA was a record $15.9 million for the quarter compared to $13.9 million in the second quarter of 2018.

ELGIN, Ill., July 24, 2019 (GLOBE NEWSWIRE) -- Heritage-Crystal Clean, Inc. (Nasdaq: HCCI), a leading provider of parts cleaning, used oil re-refining, and hazardous and non-hazardous waste services primarily focused on small and mid-sized customers, today announced results for the second quarter which ended June 15, 2019.

Second Quarter Review

Revenue for the second quarter of 2019 was $105.0 million compared to $100.3 million for the same quarter of 2018, an increase of 4.7%.

Operating margin increased to 21.8% compared to 21.1% in the second quarter of 2018 primarily as a result of improved operating results in our Environmental Services segment. Our second quarter SG&A expense was 11.2% of revenue which is approximately 100 basis points lower than the same period in 2018 mainly driven by higher revenue and lower severance costs, partially offset by higher bad debt expense.

Net income attributable to common shareholders for the second quarter was $7.1 million compared to net income attributable to common shareholders of $6.0 million in the year earlier quarter. Diluted earnings per share was  $0.30 compared to diluted earnings per share of $0.26 in the year-ago quarter. Excluding the impact of site closure costs incurred during the quarter, second quarter adjusted diluted earnings per share was $0.35.

Segments

Our Environmental Services segment includes parts cleaning, containerized waste, vacuum services, antifreeze recycling, and field services. Environmental Services revenue was $70.2 million during the quarter compared to $64.4 million during the second quarter of fiscal 2018. The 8.9% increase in revenue was driven by growth in most of our product and service lines with the antifreeze, vacuum, and containerized waste businesses being the largest contributors to growth. Excluding the impact of a large field services project from our second quarter 2018 results, our organic revenue growth in the segment during the second quarter 2019 was 11.3%. Environmental Services profit before corporate selling, general, and administrative expenses was $19.0 million, or 27.0% of revenue, compared to $16.5 million, or 25.6% of revenue, in the year-ago quarter. The $2.5 million increase was mainly driven by higher revenue along with lower disposal costs, partially offset by higher labor costs.

President and CEO Brian Recatto commented, "The second quarter represents the sixth-straight quarter of high single or double-digit revenue growth in our Environmental Services segment. This continued strong growth and improved cost management resulted in record operating profit for a 12-week quarter."

Our Oil Business segment includes used oil collection activities, re-refining activities, and sales of recycled fuel oil. During the second quarter of fiscal 2019, Oil Business revenues decreased (2.9)% to $34.8 million compared to $35.9 million in the second quarter of fiscal 2018. The decline in revenue was mainly due to a decrease in our selling price of base oil, partially offset by an increase in the volume of base oil gallons sold. Oil Business segment operating margin fell to 11.2% in the second quarter of 2019 compared to 13.0% in the second quarter of fiscal 2018. The lower operating margin compared to the second quarter of 2018 was mainly due to a decrease in the spread between our selling price for base oil and our feedstock costs.

Recatto commented, "We are encouraged by the vast improvement in oil business profitability compared to the first quarter and the overall double-digit operating margin percentage. This strong performance was mainly due to higher base oil selling prices compared to the first quarter, and record production at our re-refinery during the second quarter."

Safe Harbor Statement

 All references to the “Company,” “we,” “our,” and “us” refer to Heritage-Crystal Clean, Inc., and its subsidiaries.

This release contains forward-looking statements that are based upon current management expectations. Generally, the words "aim," "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," "will be," "will continue," "will likely result," "would" and similar expressions identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements or industry results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. These risks, uncertainties and other important factors include, among others: general economic conditions and downturns in the business cycles of automotive repair shops, industrial manufacturing businesses and small businesses in general; increased solvent, fuel and energy costs and volatility in the price of crude oil, the selling price of lubricating base oil, solvent, fuel, energy, and commodity costs; our ability to successfully integrate businesses that we acquire; our ability to enforce our rights under the FCC Environmental purchase agreement; our ability to pay our debt when due and comply with our debt covenants; our ability to successfully operate our used oil re-refinery and to cost effectively collect or purchase used oil or generate operating results; increased market supply or decreased demand for base oil; further consolidation and/or declines in the United States automotive repair and manufacturing industries; the impact of extensive environmental, health and safety and employment laws and regulations on our business; legislative or regulatory requirements or changes adversely affecting our business; competition in the industrial and hazardous waste services industries and from other used oil processing facilities including other re-refineries; claims and involuntary shutdowns relating to our handling of hazardous substances; the value of our used solvents and oil inventory, which may fluctuate significantly; our ability to expand our non-hazardous programs for parts cleaning; our dependency on key employees; our level of indebtedness, which could affect our ability to fulfill our obligations, impede the implementation of our strategy, and expose us to interest rate risk; our ability to effectively manage our extended network of branch locations; the control of The Heritage Group over the Company; and the risks identified in our Annual Report on Form 10-K filed with the SEC on March 6, 2019 and subsequent filings with the SEC. Given these uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. We assume no obligation to update or revise them or provide reasons why actual results may differ. The information in this release should be read in light of such risks and in conjunction with the consolidated financial statements and the notes thereto included elsewhere in this release.

About Heritage-Crystal Clean, Inc.

Heritage-Crystal Clean, Inc. provides parts cleaning, used oil re-refining, and hazardous and non-hazardous waste services primarily to small and mid-sized customers in the vehicle maintenance sector as well as manufacturers and other industrial businesses. Our service programs include parts cleaning, containerized waste management, used oil collection and re-refining, vacuum truck services, waste antifreeze collection, recycling and product sales, and field services. These services help our customers manage their used chemicals and liquid and solid wastes, while also helping to minimize their regulatory burdens.  Our customers include businesses involved in vehicle maintenance operations, such as car dealerships, automotive repair shops, and trucking firms, as well as small-to-medium sized manufacturers, such as metal product fabricators and printers, and other industrial businesses. Through our used oil re-refining program, we recycle used oil into high quality lubricating base oil, and we are a supplier to firms that produce and market finished lubricants. Through our antifreeze program we recycle spent antifreeze and produce a full line of virgin-quality antifreeze products. Heritage-Crystal Clean, Inc. is headquartered in Elgin, Illinois, and operates through 91 branches serving over 95,000 customer locations.

Conference Call

The Company will host a conference call on Thursday, July 25, 2019 at 9:30 AM Central Time, during which management will give a brief presentation focusing on the Company's operations and financial results. Interested parties can listen to the audio webcast available through our company website, http://crystal-clean.com/investor-relations/, and can participate in the call by dialing (720) 545-0014.

The Company uses its website to make information available to investors and the public at www.crystal-clean.com.

CONTACT

Mark DeVita, Chief Financial Officer, at (847) 836-5670

Heritage-Crystal Clean, Inc.
Condensed Consolidated Balance Sheets
(In Thousands, Except Share and Par Value Amounts)
(Unaudited)

	June 15, 2019	December 29, 2018

ASSETS
Current assets:
Cash and cash equivalents	$52,168	$43,579
Accounts receivable - net	54,976	51,744
Inventory - net	29,052	33,059
Other current assets	7,422	6,835
Total current assets	143,618	135,217
Property, plant and equipment - net	145,599	139,987
Right of use assets	70,160	—
Equipment at customers - net	23,866	23,814
Software and intangible assets - net	16,756	14,681
Goodwill	32,742	34,123
Total assets	$432,741	$347,822

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$38,323	$32,630
Current portion of lease liabilities	20,708	—
Contract liabilities - net	2,371	166
Accrued salaries, wages, and benefits	4,890	6,024
Taxes payable	6,924	6,120
Other current liabilities	5,670	5,089
Total current liabilities	78,886	50,029
Lease liabilities, net of current portion	49,894	—
Long-term debt	29,186	29,046
Deferred income taxes	15,666	14,516
Total liabilities	$173,632	$93,591

STOCKHOLDERS' EQUITY:
Common stock - 26,000,000 shares authorized at $0.01 par value, 23,180,012 shares and 23,058,584 shares issued and outstanding at June 15, 2019 and December 29, 2018, respectively	$232	$231
Additional paid-in capital	198,074	197,533
Retained earnings	60,363	55,819
Total Heritage-Crystal Clean, Inc. stockholders' equity	258,669	253,583
Noncontrolling interest	440	648
Total equity	259,109	254,231
Total liabilities and stockholders' equity	$432,741	$347,822

Heritage-Crystal Clean, Inc.
Condensed Consolidated Statements of Income
(In Thousands, Except per Share Amounts)
(Unaudited)

	Second Quarter Ended,		First Half Ended,
	June 15, 2019	June 16, 2018	June 15, 2019	June 16, 2018

Revenues
Service revenues	$57,936	$60,014	$114,309	$114,151
Product revenues	41,302	40,289	77,160	69,299
Rental income	5,762	—	9,304	—
Total revenues	$105,000	$100,303	$200,773	$183,450

Operating expenses
Operating costs	$78,849	$76,272	$161,332	$144,658
Selling, general, and administrative expenses	11,042	11,522	23,438	22,544
Depreciation and amortization	4,061	3,659	8,196	7,302
Other expense - net	1,514	341	1,457	729
Operating income	9,534	8,509	6,350	8,217
Interest expense – net	219	240	449	486
Income before income taxes	9,315	8,269	5,901	7,731
Provision for income taxes	2,151	2,149	1,165	1,713
Net income	7,164	6,120	4,736	6,018
Income attributable to noncontrolling interest	108	121	192	139
Net income attributable to Heritage-Crystal Clean, Inc. common stockholders	$7,056	$5,999	$4,544	$5,879

Net income per share: basic	$0.30	$0.26	$0.20	$0.26
Net income per share: diluted	$0.30	$0.26	$0.19	$0.25

Number of weighted average shares outstanding: basic	23,137	23,029	23,127	22,995
Number of weighted average shares outstanding: diluted	23,368	23,361	23,366	23,246

Heritage-Crystal Clean, Inc.
Reconciliation of Operating Segment Information
(Unaudited)

Second Quarter Ended,
June 15, 2019
(thousands)	Environmental Services	Oil Business	Corporate and Eliminations	Consolidated
Revenues
Service revenues	$54,332	$3,604	$—	$57,936
Product revenues	10,178	31,124	—	41,302
Rental income	5,686	76	—	5,762
Total revenues	$70,196	$34,804	$—	$105,000
Operating expenses
Operating costs	49,374	29,475	—	78,849
Operating depreciation and amortization	1,872	1,436	—	3,308
Profit before corporate selling, general, and administrative expenses	$18,950	$3,893	$—	$22,843
Selling, general, and administrative expenses			11,042	11,042
Depreciation and amortization from SG&A			753	753
Total selling, general, and administrative expenses			$11,795	$11,795
Other expense - net			1,514	1,514
Operating income				9,534
Interest expense – net			219	219
Income before income taxes				$9,315

Second Quarter Ended,
June 16, 2018
(thousands)	Environmental Services	Oil Business	Corporate and Eliminations	Consolidated
Revenues
Service revenues	$56,924	$3,090	$—	$60,014
Product revenues	7,521	32,768	—	40,289
Total revenues	$64,445	$35,858	$—	$100,303
Operating expenses
Operating costs	46,456	29,816	—	76,272
Operating depreciation and amortization	1,502	1,389	—	2,891
Profit before corporate selling, general, and administrative expenses	$16,487	$4,653	$—	$21,140
Selling, general, and administrative expenses			11,522	11,522
Depreciation and amortization from SG&A			768	768
Total selling, general, and administrative expenses			$12,290	$12,290
Other expense - net			341	341
Operating income				8,509
Interest expense – net			240	240
Income before income taxes				$8,269

First Half Ended,
June 15, 2019
(thousands)	Environmental Services	Oil Business	Corporate and Eliminations	Consolidated

Revenues
Service revenues	$107,207	$7,102	$—	$114,309
Product revenues	20,315	56,845	—	77,160
Rental income	9,171	133	—	9,304
Total revenues	$136,693	$64,080	$—	$200,773
Operating expenses
Operating costs	99,538	61,794	—	161,332
Operating depreciation and amortization	3,508	2,868	—	6,376
Profit (loss) before corporate selling, general, and administrative expenses	$33,647	$(582)	$—	$33,065
Selling, general, and administrative expenses			23,438	23,438
Depreciation and amortization from SG&A			1,820	1,820
Total selling, general, and administrative expenses			$25,258	$25,258
Other expense - net			1,457	1,457
Operating income				6,350
Interest expense – net			449	449
Income before income taxes				$5,901

First Half Ended,
June 16, 2018
(thousands)	Environmental Services	Oil Business	Corporate and Eliminations	Consolidated

Revenues
Service revenues	$107,956	$6,195	$—	$114,151
Product revenues	13,964	55,335	—	69,299
Total revenues	$121,920	$61,530	$—	$183,450
Operating expenses
Operating costs	89,181	55,477	—	144,658
Operating depreciation and amortization	2,992	2,777	—	5,769
Profit before corporate selling, general, and administrative expenses	$29,747	$3,276	$—	$33,023
Selling, general, and administrative expenses			22,544	22,544
Depreciation and amortization from SG&A			1,533	1,533
Total selling, general, and administrative expenses			$24,077	$24,077
Other expense - net			729	729
Operating income				8,217
Interest expense – net			486	486
Income before income taxes				$7,731

Heritage-Crystal Clean, Inc.
Reconciliation of our Net Income Determined in Accordance with U.S. GAAP to Earnings Before Interest, Taxes, Depreciation & Amortization (EBITDA) and to Adjusted EBITDA
(Unaudited)

	Second Quarter Ended,		First Half Ended,

(thousands)	June 15, 2019	June 16, 2018	June 15, 2019	June 16, 2018
Net income	$7,164	$6,120	$4,736	$6,018

Interest expense – net	219	240	449	486

Provision for income taxes	2,151	2,149	1,165	1,713

Depreciation and amortization	4,061	3,659	8,196	7,302

EBITDA (a)	$13,595	$12,168	$14,546	$15,519

Adoption of ASC 842 lease accounting standard(b)	—	—	2,202	—

Non-cash compensation (c)	833	1,042	1,721	1,869

Retirement costs and severance (d)	—	532	656	659

Site closure costs (e)	1,510	184	1,510	509

Implementation costs of ASC 842(f)	—	—	355	—

Adjusted EBITDA (g)	$15,938	$13,926	$20,990	$18,556

(a)EBITDA represents net income before provision for income taxes, interest income, interest expense, depreciation and amortization. We have presented EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by analysts, investors, our lenders, and other interested parties in the evaluation of companies in our industry. Management uses EBITDA as a measurement tool for evaluating our actual operating performance compared to budget and prior periods. Other companies in our industry may calculate EBITDA differently than we do. EBITDA is not a measure of performance under U.S. GAAP and should not be considered as a substitute for net income prepared in accordance with U.S. GAAP. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations are:

EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

EBITDA does not reflect interest expense or the cash requirements necessary to service interest or principal payments on our debt;

EBITDA does not reflect tax expense or the cash requirements necessary to pay for tax obligations; and

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements.

We compensate for these limitations by relying primarily on our U.S. GAAP results and using EBITDA only as a supplement.

(b) Revenue deferred during the first quarter from the adoption of ASC 842 lease accounting standard.

(c) Non-cash compensation expenses which are recorded in SG&A.

(d) Cost associated with retirement of our former SVP Sales and other employee separations.

(e) Costs mainly associated with the closure of the Company’s facility located in Wilmington, Delaware.

(f) One-time cost associated with the implementation of ASC 842.

(g) We have presented Adjusted EBITDA because we consider it an important supplemental measure of our performance and believe it may be used by analysts, investors, our lenders, and other interested parties in the evaluation of our performance. Other companies in our industry may calculate Adjusted EBITDA differently than we do. Adjusted EBITDA is not a measure of performance under U.S. GAAP and should not be considered as a substitute for net income prepared in accordance with U.S. GAAP. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.

Use of Non-GAAP Financial Measures

Adjusted net income and adjusted net income per share are non-GAAP financial measures. Non-GAAP financial measures should be considered in addition to, but not as substitute for, financial measures prepared in accordance with GAAP. Management believes that adjusted net income and adjusted net income per share provides investors and management useful information about the income impact from the site closure costs adjustment for the second quarter of 2019 compared to the second fiscal quarter of 2018.

Reconciliation of our Net Income and Net Income Per Share Determined in Accordance with U.S. GAAP to our Non-GAAP Adjusted Net Income and Non-GAAP Adjusted Diluted Income Per Share
(In thousands, except per share amounts)

	Second Quarter Ended,

	June 15, 2019	June 16, 2018

GAAP net income	$7,164	$6,120

Site Closure costs	1,510	184

Net tax effect of items above	(355)	(48)

Adjusted net income	$8,319	$6,256

GAAP diluted income per share	$0.30	$0.26

Site closure costs per share	0.07	0.01

Net tax effect per share of items above	(0.02)	—

Adjusted diluted net income per share	$0.35	$0.27